                                                                   EXHIBIT 10.10

                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into as of this 28th day of January, 1998, by and between Digital Teleport, Inc., a Missouri corporation (the "Company"), and Robert F. McCormick ("Executive"), amending that certain Employment Agreement ("Employment Agreement") dated the 9th day of September, 1997, by and between the Company and Executive.

     WITNESSETH:

     WHEREAS, certain disputes have arisen between Executive and the Company with respect to compensation;

     WHEREAS, the Company desires to retain the benefit of the services of Executive, and Executive desires to continue to be employed by the Company and render such services on the terms and conditions contained in the Employment Agreement as modfied herein, including compensation, hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is hereby agreed as follows:

     1. Bonus. A one-time cash bonus of $65,000 shall be paid upon consummation, within the next three months, of a high-yield debt offering having net proceeds of at least $150 million. This bonus is in addition to any other bonus which may become payable under the Employment Agreement. It is understood that the Company may determine not to proceed with or consummate the high-yield offering for any reason, including without limitation that (i) it considers the interest rate required by the offering agents for the offering ("Offering Agents") too high, (ii) it does not want to issue warrants in conjunction with such offering, or (iii) it does not want to issue warrants in the amount required by the Offering Agents; if the Company so determines, there shall be no liability to the Executive pursuant to the first sentence of this
Section 1.

     2. Options.   In lieu of all of the stock options otherwise provided for by the Employment Agreement, Executive will receive an option in the form of Exhibit A hereto under the Company's stock option plan attached as Exhibit B hereto.

     3. Efforts to Find Alternative Employment. The Executive has terminated any and all efforts to seek or evaluate alternative employment possibilities. Without limiting the generality of the foregoing, the Executive has terminated any agreement, arrangement or understanding he has with any "head-hunter" or executive placement consultant, and has requested that any such person, who has had contact with the Executive since joining the Company, terminate any formal or informal efforts on behalf of the Executive and not call the Executive for any reason, including without limitation to discuss any specific or general alternate employment opportunities. The Executive has no intention at this time to recommence any efforts to seek or evaluate alternative employment possibilities.


     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.



                                 DIGITAL TELEPORT, INC.



                                 By: /s/ Richard D. Weinstein
                                     -------------------------------
                                 Name:  Richard D. Weinstein
                                 Title: President


                                 EMPLOYEE



                                 /s/ Robert F. McCormick
                                 -----------------------------------
                                 Robert F. McCormick